Exhibit 10.19

TERMS AND CONDITIONS

2012 LONG TERM CASH INCENTIVE AWARD

UNDER THE NORTHERN TRUST CORPORATION

LONG TERM CASH INCENTIVE PLAN

Your Long Term Cash Incentive Award is subject to the provisions of the Northern Trust Corporation Long Term Cash Incentive Plan (the “Plan”), the Long Term Cash Incentive Award notice (the “Award Notice”), and this Terms and Conditions document (“Terms and Conditions”). The Award Notice and these Terms and Condition constitute the “Long Term Cash Incentive Award Agreement” or “Award Agreement” as defined in the Plan. If there is any conflict between the information in the Award Agreement and the Plan, the Plan will govern. Capitalized terms not defined in the Award Agreement shall have the meanings assigned to them in the Plan.

1.	Grant. The Corporation hereby grants to the Participant a Long Term Cash Incentive Award (the “Award”), as set forth in the Award Notice, subject to the terms and conditions of the Plan and the Award Agreement. The Award is the right, subject to the terms and conditions of the Plan and the Award Agreement, to receive a distribution, on the date described in Paragraph 7, of the amount credited to the Participant’s Long Cash Incentive Account as of that date.

2.	Long Term Cash Incentive Account. The Corporation shall maintain a Long-Term Cash Incentive Account (the “Account”) on its books in the name of the Participant which shall reflect the Award Amount specified in the Award Notice. Such Account shall be credited with interest, from the date of grant through the date immediately preceding the date of distribution under Paragraph 7, at a per-annum rate equal to the mid-term applicable federal rate for the month of February 2012, compounded annually.

3.	Forfeiture. The Award granted to the Participant pursuant to the Award Agreement shall be forfeited and revert to the Corporation (a) in accordance with Paragraph 8, if the Participant engages in conduct or activity described in Paragraph 8 of these Terms and Conditions, or (b) except as described in Paragraphs 4, 5, and 6 of these Terms and Conditions, if the Participant’s employment with the Corporation and all of its Subsidiaries terminates prior to the Vesting Date, as defined in Paragraph 4.

4.	Vesting. Subject to all of the provisions of the Award Agreement, including, without limitation, the provisions of Paragraphs 3, 5, 6, and 8 of these Terms and Conditions, the Participant shall become vested in the Award upon the date (referred to herein as the “Vesting Date”) that is the third anniversary of the date of grant of this Award, as specified in, and in accordance with, the vesting schedule set forth in the Award Notice. If the Participant’s employment with the Corporation and its Subsidiaries terminates for any reason prior to the end of the three-year period ending on the Vesting Date (the “Vesting Period”), any portion of the Award that has not yet vested and does not become vested under Paragraph 5 or has not become vested under Paragraph 6, shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date with respect to such amount. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of the Award.

5.	Special Vesting.

(a)	The Participant shall cease to participate in the Plan under these Terms and Conditions as of the date of the Participant’s termination of employment with the Corporation and all of its Subsidiaries, subject to the following:

(b)	If the Participant’s termination of employment is on account of Retirement and occurs prior to the end of the Vesting Period, and the Participant does not engage in conduct or activity described in Paragraph 8 of these Terms and Conditions during the Vesting Period, and executes and returns an agreement, prior to the date of his or her termination, with such additional terms and conditions as the Committee deems necessary or advisable, including without limitation additional covenants not to compete and to be accessible to the Corporation for consulting for the remainder of the Vesting Period, then, upon the Vesting Date, the Participant shall become 100% vested in the entire amount of the Participant’s Award.

(c)	If the Participant’s termination of employment is on account of death or Disability and occurs prior to the end of the Vesting Period, or, if prior to the end of the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated under circumstances that entitle the Participant to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”) and the Participant has timely executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), then, upon the Vesting Date, the Participant shall become 100% vested in the entire amount of the Participant’s Award.

(d)	If, prior to the end of the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries terminates and (i) the Participant is a Management Group member on the date of the grant of the Award, (ii) the Participant is 55 years or older on the date of such termination of employment, and (iii) the Participant does not engage in conduct or activity described in Paragraph 8 of these Terms and Conditions during the Vesting Period and executes and returns an agreement, prior to the date of his or her termination, with such additional terms and conditions as the Committee deems necessary or advisable, including without limitation additional covenants not to compete and to be accessible to the Corporation for consulting for the remainder of the Vesting Period, then, upon the Vesting Date, the Participant shall become 100% vested in the entire amount of the Participant’s Award.

(e)	If, (i) prior to the end of the Vesting Period the Participant incurs a Government Service Termination, and (A) the Participant also meets the conditions for Retirement at the time of termination of employment, (B) the Participant is a Management Group member on the date of the grant of the Award, and is 55 years or older on the date of such termination of employment, or (C) the Participant’s termination of employment occurs in circumstances described in Paragraph 5(c) that entitle the Participant to severance benefits and the Participant has satisfied all conditions for such benefits; (ii) the Participant provides the Committee with satisfactory evidence that as a result of the Participant’s Government Employment, the divestiture of the Participant’s continued interest in the Award is (A) necessary for the Participant as a Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, or (B) reasonably necessary for the Participant to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Participant in the Participant’s Government Employment; and (iii) the Participant executes and returns, prior to the date of his or her Government Service Termination, an agreement satisfactory to the Committee acknowledging the Corporation’s right to recover (and the Participant’s obligation to repay) under Paragraph 8 of the Terms and Conditions, the Award paid to the Participant in the event that the Participant is determined to have engaged in conduct or activity described in Paragraph 8, then, upon the date of his or her Government Service Termination, the Participant shall become 100% vested in the entire amount of the Participant’s Award and be eligible for distribution under Paragraph 7(c).

(f)	For purposes of these Terms and Conditions, “Disability” means a disability that continues for a period of six (6) months in accordance with The Northern Trust Company’s Managed Disability Program. For purposes of determining the date, if any, on which a Participant becomes vested under Paragraph 5(c) on account of Disability, the date of Disability shall be the last day of the six-month period described in the preceding sentence.

For purposes of these Terms and Conditions, “Government Service Termination” means the Participant’s termination of employment with the Corporation and its Subsidiaries due to, or in connection with, the Participant’s immediate commencement of Government Employment.

For purposes of these Terms and Conditions, “Government Employment” refers to employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined to be a Government Employer by the Committee.

For purposes of these Terms and Conditions, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

(g)	The provisions of Paragraph 6(e)(ii), and Paragraph 7(c)(ii), below, shall be construed in accordance with Treasury Regulation Section 1.409A-3(j)(4)(iii)

6.	Vesting Upon a Change in Control. A Participant who is employed by the Corporation or any of its Subsidiaries upon the date of a Change in Control shall become 100% vested in his or her Award upon the date of such Change in Control.

7.	Distribution.

(a)

Subject to Paragraphs 7(b), 7(c) and 7(d), below, in the case of an Award which becomes vested on the Vesting Date pursuant to Paragraph 4, Paragraph 5(b), 5(c) or 5(d), such Award shall be distributed on the Vesting Date, provided that such Award shall be treated as distributed on such Vesting Date if it is distributed no later than the last day of the calendar year in which such Vesting Date occurs, or, if later, by the 15th day of the third calendar month after such Vesting Date occurs, subject to and in accordance with the provisions of Treasury Regulation Section 1.409A-3(d), including without limitation the requirement that the employee shall in no event have the right directly or indirectly to designate the taxable year of payment.

(b)

In the case of an Award that becomes vested on the Vesting Date on account of the Participant’s death pursuant to Paragraph 5(c), distribution shall be made to the Participant’s beneficiary on the Vesting Date, provided that such Award shall be treated as distributed on such Vesting Date if it is distributed no later than the last day of the calendar year in which such Vesting Date occurs, or, if later, by the 15th day of the third calendar month after such Vesting Date occurs, subject to and in accordance with the provisions of Treasury Regulation Section 1.409A-3(d), including without limitation the requirement that the beneficiary shall in no event have the right directly or indirectly to designate the taxable year of payment. Such distribution shall be made to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, the Participant’s beneficiary shall be one of the following persons determined in the order provided below:

– The Participant’s spouse; if none, then,

– The Participant’s children (in equal amounts); if none, then,

– The Participant’s parents (in equal amounts); if none, then,

– The Participant’s brothers and sisters (in equal amounts); if none, then,

– The Participant’s estate.

In the event of the Participant’s death after the expiration of the Vesting Period but prior to full distribution of the Award pursuant to these Terms and Conditions, the Participant’s Award shall be distributed, within the period described in clause (a) above, to the Participant’s beneficiary determined in accordance with the foregoing provisions of this clause (b).

(c)	In the case of an Award that becomes vested in circumstances described in Paragraph 5(e), distribution shall be made on the Participant’s Government Service Termination, subject to and consistent with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(iii).

In the case of a Participant whose employment with the Corporation and its Subsidiaries terminates prior to the end of the Vesting Period, in circumstances described in Paragraph 5(b), 5(c) or 5(d), other than death, and who satisfies all of the conditions for 100% vesting under Paragraph 5(b), 5(c), 5(d), as applicable, if (i) the Participant thereafter and prior to the expiration of the Vesting Period accepts Government Employment, (ii) the Participant provides the Committee with satisfactory evidence that as a result of the Participant’s Government Employment, the divestiture of the Participant’s continued interest in the Award is (A) necessary for the Participant as a Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, or (B) reasonably necessary for the Participant to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Participant in such Government Employment, (iii) the Participant has, for the period up until the date the Participant’s Government Employment commences, satisfied the conditions of paragraph 5(b), 5(c) or 5(d), as applicable, and any agreement signed pursuant thereto, and (iv) the Participant executes and returns, no later than the date of commencement of his Government Employment, an agreement satisfactory to the Committee acknowledging the Corporation’s right to recover (and the Participant’s obligation to repay) under Paragraph 8 of the Terms and Conditions, the Award paid to the Participant in the event that the Participant engages in conduct or activity described in Paragraph 8, then the Participant shall receive a distribution of the vested portion of the Participant’s Award on the date of commencement of his Government Employment, subject to and consistent with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(iii).

(d)	In the case of an Award that becomes vested as a result of a Change in Control, the Participant shall not be entitled to a distribution of such Award upon the date of such Change in Control. Instead, an Award that becomes vested upon the date of a Change in Control shall be distributed only upon the date, or the occurrence of the event upon which, distribution would have been made in the absence of such Change in Control.

(e)	The Award may be settled, in the discretion of the Committee, in cash or shares of Common Stock in accordance with the terms of the Plan.

Notwithstanding anything herein to the contrary, the provisions of this Award Agreement, including without limitation this Paragraph 7, shall be subject to the provisions of the Plan, including without limitation Section 8 of the Plan.

8.	Forfeitures and Recoupments.

(a)	Engaging in Restricted Activity Without Written Consent of the Corporation. Notwithstanding anything to the contrary in these Terms and Conditions, if the Participant, without the written consent of the Corporation:

(i)	at any time after the date of these Terms and Conditions, has divulged, directly or indirectly, or used, for the Participant’s own or another’s benefit, any Confidential Information;

(ii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has Solicited, or assisted in the Solicitation of, any Client or Prospective Client (provided, however, that this clause (ii) shall not apply to the Participant’s Solicitation of any Client or Prospective Client with whom he or she had a business relationship prior to the start of his or her employment with the Corporation and its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in such Solicitation); or

(iii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries;

then the Participant’s then outstanding Award (whether vested or unvested) shall be forfeited to the Corporation by notice from the Committee in writing to the Participant within a reasonable period of time after the Committee acquires knowledge of the Participant’s violation of this Paragraph 8(a). In the event that a Participant’s Award is forfeited pursuant to the preceding sentence or the provisions of Paragraph 8(b), below, the Corporation shall not distribute the Award to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 7.

In addition, in the event of any action by the Participant to which clauses (i), (ii) or (iii), above, apply, the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any payment or delivery to the Participant with respect to any Award occurring within twelve (12) months prior to, or at any time following, the date of the Participant’s termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability), and recoup any “gain realized” in connection with such Awards as described in Paragraph 8(c) below.

(b)	Misconduct and Restatement of Financials. Consistent with the Corporation’s risk-mitigation strategies for its compensation programs, and notwithstanding any other provision in these Terms and Conditions, in the event that:

(i)	the Corporation is required to restate its financial statements filed with the U.S. Securities and Exchange Commission on Form 10-Q or Form 10-K or re-file quarterly financial data with the U.S. Federal Reserve due to any reason other than changes in accounting policy or applicable law (a “Restatement”), and the Committee determines that such Restatement resulted, in whole or in material part, from the Participant (A) intentionally engaging in conduct that resulted in a material weakness in internal control over financial reporting and was inconsistent with the standards of conduct of the business judgment rule, as defined below, or (B) personally and knowingly engaging in practices that materially contributed to circumstances that resulted in a material weakness in internal control over financial reporting and that were inconsistent with the standards of conduct of the business judgment rule; or

(ii)	the Committee determines that the Participant has engaged in conduct that is grounds for termination for Cause and is inconsistent with the standards of conduct of the business judgment rule (“Misconduct”); or

(iii)	the Corporation incurs material losses that the Committee determines are the direct and proximate result of excessively risky behavior by the Participant that was inconsistent with the standards of conduct of the business judgment rule;

then the Committee shall review all then outstanding Awards of the Participant (whether vested or unvested), and all amounts previously paid to the Participant with respect to any Award within the 36-month period immediately preceding the date of the Restatement, or during the period after the date of the Misconduct, as applicable.

In the event of a Restatement described in clause (i), the Committee shall declare the Participant’s then outstanding, vested Awards that would not have become vested based on accurate financial data or restated results to be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the date of the Restatement, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any payment of an Award to the Participant occurring within 36 months prior to the date of the Restatement that would not have become vested or been paid based on accurate financial data or restated results and recoup any such payment as described in Paragraph 8(c), below. In the event of Misconduct described in clause (ii) (other than any actions included in Paragraph 8(a) or clause (i) of this Paragraph 8(b)), the Committee shall declare the Participant’s then outstanding Awards (whether vested or unvested) to be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the date of the discovery of the Misconduct, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any payment of any Award occurring after the date such Misconduct occurred and recoup any such payment as described in Paragraph 8(c), below. In the case of an event described in clause (iii), the Corporation shall to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind all or a portion of any payment of an Award occurring after the date of the Participant’s actions described in clause (iii), and recoup any such payment as described in Paragraph 8(c), below.

A Participant’s actions satisfy the “business judgment rule” if such actions were taken in good faith, in a manner that an ordinarily prudent person would act under similar circumstances, and in the interests of the Corporation. In interpreting and applying the preceding sentence, the Committee shall use as a guide the principles of the business judgment rule as construed by the Delaware courts in applying the Delaware Corporation Act.

(c)	Rescission and Recoupment. The Corporation shall be entitled to recoup any payment that is rescinded pursuant to the provisions of Paragraph 8(a) or 8(b) of the Plan in such manner and on such terms as the Committee shall require. If the Participant fails to repay any such amounts to the Corporation within 60 days after receipt of written demand, the Corporation shall be entitled, subject to applicable law and the requirements of Internal Revenue Code Section 409A, to deduct from any amounts the Corporation owes the Participant from time to time the amount required to be repaid pursuant to this Paragraph 8(c), or to sue for repayment of such amounts, or to pursue both remedies.

9.	Adjustment. The Awards provided herein are subject to adjustment in accordance with the provisions of Section 5 of the Plan.

10.	No Right to Employment. Nothing in the Plan or the Award Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in the Award Agreement.

11.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in the Award Agreement.

12.	Withholding/Delivery of Shares. All distributions hereunder are subject to withholding by the Corporation for all applicable federal, state or local taxes. With respect to distributions in shares of Common Stock, subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations shall be satisfied through the withholding of shares of Common Stock which would otherwise be distributed to the Participant under the Award, provided, however, that such shares may be used to satisfy not more than the Corporation’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

13.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

14.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Award.

15.	Interpretation and Applicable Law. Any interpretation by the Committee of the terms and conditions of the Plan, the Award Agreement or any guidelines shall be final. All questions pertaining to the validity, construction and administration of the Plan or the Award Agreement, and all claims or causes of action arising under, relating to, or in connection with, the Plan or the Award Agreement shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state.

16.	Sole Agreement. The Award Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of the Award Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. The Award Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors. Notwithstanding anything in the Award Agreement to the contrary, including without limitation the foregoing provisions of this Paragraph 16, in the event that the Committee determines that the Award, or the performance by the Corporation of any of its obligations under the Award Agreement, would violate any applicable law, the Award shall be forfeited to the Corporation and cancelled, and the Corporation shall have no obligation to distribute the Award to the Participant or the Participant’s Beneficiary.

17.	Definitions. As provided above, capitalized terms not defined in the Award Agreement shall have the meanings assigned to them in the Plan. For purposes of the Award Agreement:

(a)	“Cause” means (i) a Participant’s conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony involving abuse or misuse of the Participant’s position to seek or obtain an illegal or personal gain at the expense of the Corporation, or similar crime, or conspiracy to commit any such crimes or attempt to commit any such crimes; or (ii) misconduct that causes material harm to the Corporation.

(b)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(c)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that the Participant created or provided, or of which the Participant assisted in the creation or provision, during his or her employment by the Corporation or any of its Subsidiaries; or (ii) about which the Participant had access to Confidential Information during his or her employment by the Corporation or any of its Subsidiaries.

(d)	“Confidential Information” means any trade secrets or other significant proprietary information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(e)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(f)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from the Participant or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to the Participant or any third party.

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